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                                                                   EXHIBIT 10.15

                               AMENDMENT NO. 1 TO
                         EXECUTIVE EMPLOYMENT AGREEMENT

                                 GARY M. NELSON

This Amendment, dated as of November 21, 2002, amends certain provisions of the Executive Employment Agreement, dated as of January 29, 2002 ("Agreement"), between Ceridian Corporation and Gary M. Nelson ("Executive"). Unless otherwise defined herein, capitalized terms used in this Amendment have the meanings given to them in the Agreement. In consideration of you continuing in your employment with Ceridian for the remaining term of the Agreement, and the mutual promises and obligations contained in the Agreement as modified by this Amendment, Executive and Ceridian agree to amend the Agreement as follows:

1. Section 4.06 of the Agreement shall be renamed Section 4.07 of the Agreement.

2.       A new Section 4.06 shall be added to the Agreement to read as follows:

         "4.06 Long Term Care Insurance. Ceridian provides Executive and, if applicable, Executive's spouse with insurance coverage related to the payment of certain nursing home and home health care expenses (the "Long Term Care Policy"). Ceridian shall continue to pay any remaining premiums under the Long Term Care Policy for Executive and, if applicable, Executive's spouse in the event of (a) Executive's retirement after the age of 55 with 10 years of "continuous service" to Ceridian,
                  (b) Executive's termination without cause by Ceridian or (c) a Change of Control Termination. If Executive's termination of employment is as a result of Executive's death and Executive has a spouse with a Long Term Care Policy, then Ceridian shall continue to pay any remaining premiums under the Long Term Care Policy for Executive's spouse. For purposes of this
                  Section 4.06, "continuous service" shall have the meaning set forth in the Ceridian Corporation Retirement Plan, regardless of whether or not Executive is eligible to participate in this pension plan."

3. Section 7.03(a) of the Agreement shall be amended in its entirety to read as follows:

         "(a) In the event of a Change of Control Termination, Ceridian shall, within five days of such termination, make a lump sum payment to Executive in an amount equal to three times the sum of (i) 12 months of Base Salary at the rate in effect at the time of Executive's termination (without giving effect to any reduction in Base Salary constituting Good Reason), (ii) the bonus, if any, that Executive would have earned under all applicable Ceridian bonus plans for the year in which the termination occurs had "superior" goals been achieved (without giving effect to any reduction in bonus opportunity constituting Good Reason), (iii) the annual perquisite cash adder Executive would have received in the year in which the termination occurs (without giving effect to any reduction in the annual perquisite cash adder constituting Good Reason),
                  (iv) the highest annual aggregate amount of basic and performance matching contributions made by Ceridian on behalf of Executive into the Ceridian Corporation Savings and Investment Plan ("401(k) Plan") over the last three fiscal years prior to termination of Executive, and (v) the highest annual aggregate amount of 401(k) Restoration Match (as defined in the Ceridian Corporation Deferred Compensation Plan ("DCP")) and Supplemental Matching Credit (as defined in the
                  DCP) made by Ceridian on behalf of Executive into the DCP over the last three fiscal years prior to termination of Executive. Ceridian shall also pay to Executive, within five days of such termination, a prorated portion of Executive's bonus compensation for the fiscal year in which the Change of Control Termination occurs (assuming that any applicable performance objectives were achieved at the "target" level of performance and without giving effect to any reduction in bonus opportunity constituting Good Reason) calculated by multiplying (A) the maximum achievable amount of such bonus compensation by (B) a fraction, the numerator of which is the number of days in the applicable fiscal year through the date of termination and the denominator of which is 365."






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4.       This Amendment is governed by, and shall be construed in accordance with, the laws of the State of Minnesota.

5. Except as herein expressly amended, the Agreement is ratified and confirmed in all respects and shall remain in full force and effect in accordance with its terms.

6. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Ceridian and Executive have caused this Amendment to be duly executed and delivered, and this Amendment shall be effective, as of the date first written above. Following the effectiveness of this Amendment, each reference in the Agreement to "this Agreement," "hereunder," "herein," "hereof," or words of like import shall mean and be a reference to the Agreement as amended by this Amendment.

EXECUTIVE                          CERIDIAN CORPORATION


/s/ Gary M. Nelson                 By:/s/ Shirley J. Hughes
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Gary M. Nelson                            Shirley J. Hughes
                                          Senior Vice President, Human Resources
Address:

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